UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                              FORM 8-K

                            CURRENT REPORT

  Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported 01/31/2007)

                                 Med Gen Inc.
           ----------------------------------------------------
          (Exact name of registrant as specified in its charter)

           Nevada                   000-29171           65-0703559
---------------------------      ----------------    -------------------
(State or other Jurisdiction     (Commission File      (IRS Employer
     of incorporation)                Number)        Identification No.)


     7284 West Palmetto Park Road, Suite #207, Boca Raton, FL 33433
-------------------------------------------------------------------------
            (Address of principal executive offices)


                          561-750-1100
-------------------------------------------------------------------------
                   (Issuer's telephone number)


                         Not Applicable
-------------------------------------------------------------------------
  (Former name or former address, if changed since last report)

                     All Correspondence to:
                       Paul B Kravitz CEO
                       C/O Med Gen Inc.
                  7284 West Palmetto Park Road
                           Suite #207
                      Boca Raton, FL  33433

Item 8.01 Other Events.

On January 31st, 2007 the Company borrowed the sum of $350,000 dollars from its lenders with all the same terms and conditions of the prior eight tranches {$5,490,000} that the Company has received over the past two years but for the conversion discount which remains at 40%.

As a condition for this latest tranche of funding the Company has agreed to increase the conversion discount from 40% to 50% on the prior debt outstanding only, of approximately $4,279,000 (tranches 1-8).

The lenders have committed to an additional tranche of $300,000 dollars with a closing within ten days. The total of $650,000 dollars will have a 40% convertible discount feature.

The Company intends to utilize these funds to complete its infomercials and launch Un-Diet with a National "roll-out campaign" within 45 days of closing of the complete funding.

The Company has announced dramatic increases in revenue over the last 60 days which is a result of their new strategic "direct to consumer" marketing program via the Internet and other media.

In December 2006 sales exceeded $145,000 and January's final sales figures, which already are up by more than 6,000% percent will be released shortly.

The Company has also withdrawn its SB-2 Registration Statement filed in August 2006 whereby it intended to register 150,000,000 shares.

The Company has 321,511,265 shares outstanding and over 3300 total shareholders (per ADP non-objecting beneficial owners lists) as of the date of this filing.

                            SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                   Med Gen Inc.
Date: January 31st, 2007
                                   /s/Paul B. Kravitz
                                   ----------------------------------
                                   Paul B. Kravitz,
                                   Chairman & Chief Executive Officer